SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
AFFILIATED MANAGERS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AFFILIATED MANAGERS GROUP, INC.

600 Hale Street
Prides Crossing, Massachusetts 01965

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2002

        NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the "Annual Meeting") of Affiliated Managers Group, Inc. ("AMG" or the "Company") will be held on Tuesday, June 4, 2002, at 10:00 a.m. Boston time at the offices of Goodwin Procter LLP at Exchange Place, 53 State Street, Boston, Massachusetts 02109 for the following purposes:

        1.  To elect seven directors of the Company to serve until the 2003 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

        2.  To consider and act upon a proposal to approve the amendment and restatement of the Company's 1997 Stock Option and Incentive Plan.

        3.  To consider and act upon a proposal to approve the amendment of the Company's Long Term Executive Incentive Plan.

        4.  To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

        Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

        The Board of Directors has fixed the close of business on April 12, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on that date will be entitled to notice of the Annual Meeting. Only stockholders of record of Common Stock at the close of business on that date will be entitled to vote at the Annual Meeting and at any adjournments or postponements thereof.

        You are requested to submit your proxy, which is being solicited by the Board of Directors of the Company, by phone, by internet or by completing, signing, dating and returning it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously submitted a completed proxy by phone, internet or mail.

                      By Order of the Board of Directors

                      Nathaniel Dalton
                       Secretary

Prides Crossing, Massachusetts
April 30, 2002

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT A PROXY BY PHONE, INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ARE A STOCKHOLDER OF RECORD AND YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A COMPLETED PROXY BY PHONE, INTERNET OR MAIL.

AFFILIATED MANAGERS GROUP, INC.

600 Hale Street
Prides Crossing, Massachusetts 01965

PROXY STATEMENT

FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

To be Held on June 4, 2002

April 30, 2002

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Affiliated Managers Group, Inc. ("AMG" or the "Company") for use at the 2002 Annual Meeting of Stockholders of the Company to be held on Tuesday, June 4, 2002 at 10:00 a.m. Boston time at the offices of Goodwin Procter LLP at Exchange Place, 53 State Street, Boston, Massachusetts, 02109, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote upon the election of seven directors of the Company, to consider a proposal to approve the amendment and restatement of the Company's 1997 Stock Option and Incentive Plan, to consider a proposal to approve the amendment of the Company's Long Term Executive Incentive Plan, and to act upon any other matters properly brought before them.

        This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 30, 2002. The Board of Directors has fixed the close of business on April 12, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting. Holders of Common Stock outstanding and entitled to vote as of the close of business on the Record Date will be entitled to one vote for each share held by them. As of the Record Date, there were 22,260,163 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

        The presence, in person or by proxy, of holders of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted as present in determining the presence of a quorum. A plurality of votes cast shall be sufficient for the election of directors. Abstentions and broker non-votes will be disregarded in determining the "votes cast" for purposes of electing directors and will not affect the election of the candidates receiving a plurality of votes. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and entitled to vote is required to approve the amendment and restatement of the 1997 Stock Option and Incentive Plan, as amended and restated (the "1997 Plan Amendment"), and the amendment of the Long Term Executive Incentive Plan (the "Incentive Plan Amendment" and together with the 1997 Plan Amendment, the "Plan Amendments"). Abstentions will be included in determining the number of shares of Common Stock present or represented and entitled to vote for purposes of approval of the Plan Amendments, and will therefore have the effect of votes "against" the proposals. Broker non-votes will not be counted in determining the number of shares of Common Stock present or represented and entitled to vote to approve the Plan Amendments, and will therefore not have the effect of votes either "for" or "against" the proposals. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

        Stockholders of the Company are requested to submit a proxy by phone, internet or by completing, signing, dating and returning the accompanying Proxy Card in the enclosed, postage-prepaid envelope. Shares represented by a properly completed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted FOR the election of the nominees for director of the Company named in this Proxy Statement, FOR the proposal to approve the amendment and restatement of the Company's 1997 Stock Option and Incentive Plan and FOR the proposal to approve the amendment of the Company's Long Term Executive Incentive Plan. It is not anticipated that any matters other than the election of directors, the proposal to approve the amendment and restatement of the Company's 1997 Stock Option and Incentive Plan and the proposal to approve the amendment of the Company's Long Term Executive Incentive Plan will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above; by filing a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

        The Company's 2001 Annual Report, including audited financial statements for the fiscal year ended December 31, 2001, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation materials.

PROPOSAL 1:    ELECTION OF DIRECTORS

Introduction

        The Board of Directors of the Company currently consists of seven members. At the Annual Meeting, seven directors will be elected to serve until the 2003 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board of Directors has nominated Messrs. William J. Nutt, Sean M. Healey, Richard E. Floor, Stephen J. Lockwood, Harold J. Meyerman and William F. Weld, and Dr. Rita M. Rodriguez (the "Nominees") to serve as directors. Each of the Nominees is currently serving as a director of the Company. The Board of Directors anticipates that each of the Nominees will, if elected, serve as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Amended and Restated By-laws (the "By-laws"). See "Other Matters—Stockholder Proposals" for a summary of these requirements.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Information Regarding the Directors/Nominees

        The name, age and a description of the business experience, principal occupation and past employment during at least the last five years of each of the Nominees are set forth below.

Name	Age
William J. Nutt	57
Sean M. Healey	40
Richard E. Floor (3)	61
Stephen J. Lockwood (1)(2)	54
Harold J. Meyerman (2)(3)	63
Rita M. Rodriguez (1)(2)	59
William F. Weld (1)(3)	56

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating Committee.

        William J. Nutt founded the Company in December 1993 and is the Company's Chairman and Chief Executive Officer. Prior to founding AMG, Mr. Nutt was President and Chief Operating Officer of The Boston Company and was responsible for its institutional money management, mutual fund administration and master trustee and custodian businesses. As Chairman and Chief Executive Officer of The Boston Company's principal subsidiary, Boston Safe Deposit and Trust Company, Mr. Nutt was responsible for its personal banking and trust business. He is a Trustee of the New England Aquarium. Mr. Nutt received a J.D. from the University of Pennsylvania and a B.A. from Grove City College.

        Sean M. Healey joined the Company in 1995 as Executive Vice President and in 1999 became President and Chief Operating Officer. He has been a director of the Company since May 2001. Prior to joining AMG, Mr. Healey was a Vice President in the Mergers and Acquisitions Department at Goldman, Sachs & Co. focusing on financial institutions. He serves on the Board of Trustees of The Managers Funds and Managers AMG Funds. Mr. Healey received a J.D. from Harvard Law School, an M.A. from University College, Dublin and an A.B. from Harvard College.

        Richard E. Floor has been a director of the Company since its formation. Mr. Floor has been a partner at the law firm of Goodwin Procter LLP since 1975. Mr. Floor is also a director of New America High Income Fund, a closed-end investment company, and of Altamira Investment Services, Inc., a Canadian open-end mutual fund manager.

        Stephen J. Lockwood has been a director of the Company since September 1999. Mr. Lockwood is Managing Director of Stephen J. Lockwood & Company, LLC, and was formerly the Vice Chairman and a member of the Board of Directors of HCC Insurance Holdings, Inc. ("HCC"), a New York Stock Exchange listed insurance holding company. Mr. Lockwood was the co-founder and served through 1999 as the Chief Executive Officer of HCC's subsidiary, LDG Reinsurance Corporation, which HCC acquired in 1996. In addition, he is a director of four mutual funds managed by The Dreyfus Corporation, and serves on the Board of the Inner City Scholarship Fund in Boston, Massachusetts.

        Harold J. Meyerman has been a director of the Company since July 1999. Mr. Meyerman retired as a Managing Director of the Global Financial Institutions and Trade Group of The Chase Manhattan Bank in December of 1998. His responsibilities at Chase included overseeing asset management companies. Before joining Chase, Mr. Meyerman was President and Chief Executive Officer of First Interstate Bank, Ltd., a unit of First Interstate Bancorp. Mr. Meyerman also serves on the Board of Directors of the Huntington Medical Research Institutes.

        Rita M. Rodriguez has been a director of the Company since January 2000. Dr. Rodriguez was formerly a full-time Director of the Export-Import Bank of the United States. She was nominated to the position by President Reagan and confirmed by the U.S. Senate in 1982, and continued to serve in this capacity by direction of President Bush and President Clinton until her resignation in March 1999. On the Export-Import Bank Board, she served as Chair of the Audit Committee and the Exposure Management Committee. Prior to joining the Export-Import Bank Board, Dr. Rodriguez was a professor of finance at the University of Illinois at Chicago and an associate professor of business administration at Harvard Business School. In addition, Dr. Rodriguez has authored numerous journal articles and books on the subject of international finance. Dr. Rodriguez also serves on the Board of Directors of the Academy for Educational Development and the Private Export Funding Corporation.

        William F. Weld has been a director of the Company since December 1997. Mr. Weld is a Principal in the New York investment firm of Leeds Weld & Company. From 1991 to 1997, Mr. Weld served as the Governor of Massachusetts. His prior experience includes two years as Assistant U.S. Attorney General, Criminal Division, and five years as the United States Attorney for Massachusetts. Mr. Weld has also previously been engaged in the private practice of law at McDermott, Will & Emery, Hill & Barlow and Hale and Dorr LLP. Mr. Weld is also a director of Edison Schools, Inc., a private manager of public schools, and of IDT Corporation, a provider of telecommunications services.

        During 2001, the Board of Directors met five times. During 2001, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board of Directors on which such director served (during the periods for which such director served on such committee or committees).

        The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee assists the Board of Directors in the oversight of the Company's internal controls and financial statements and the audit process. The Audit Committee currently consists of Messrs. Lockwood and Weld and Dr. Rodriguez. The Audit Committee met five times during 2001. The Compensation Committee, which currently consists of Messrs. Lockwood and Meyerman and Dr. Rodriguez, is responsible for overseeing the Company's general compensation policies and establishing and reviewing the compensation plans applicable to the Company's executive officers. The Compensation Committee met seven times during 2001. The Nominating Committee, which currently consists of Messrs. Floor, Meyerman and Weld, accepts proposals from stockholders of the Company if submitted in compliance with the requirements of the By-laws.

Compensation of Directors

        Directors of the Company who are also employees receive no additional compensation for their service as directors. Messrs. Floor, Lockwood, Meyerman and Weld and Dr. Rodriguez each receives an annual fee of $40,000 for his or her service as a director. In addition, these directors receive an annual fee of $10,000 for their service as a member of each of the Audit, Compensation or Nominating Committees.

        For their services as directors, non-employee directors are also eligible to receive options to purchase shares of Common Stock under the Affiliated Managers Group, Inc. 1997 Stock Option and Incentive Plan, as amended and restated (the "1997 Plan"). On January 24, 2001, Messrs. Floor, Lockwood, Meyerman and Weld and Dr. Rodriguez each were granted under the 1997 Plan an option to purchase up to 7,500 shares of Common Stock at an exercise price of $62.00 per share, which option vests in quarterly 468.75 share installments commencing on April 1, 2001. On February 4, 2002, Messrs. Floor, Lockwood, Meyerman and Weld and Dr. Rodriguez each were granted under the 1997 Plan an option to purchase up to 7,500 shares of Common Stock at an exercise price of $68.50 per share, which option vests in quarterly 468.75 share installments commencing on April 1, 2002.

        All directors of the Company are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees.

Information Regarding Executive Officers of the Company

        The names, ages and positions of the executive officers of the Company, as well as a description of their business experience and past employment, are as set forth below:

Name	Age	Position
William J. Nutt	57	Chief Executive Officer and Chairman of the Board of Directors
Sean M. Healey	40	President and Chief Operating Officer
Seth W. Brennan	31	Executive Vice President, New Investments
Darrell W. Crate	35	Executive Vice President, Chief Financial Officer and Treasurer
Nathaniel Dalton	35	Executive Vice President, General Counsel and Secretary

        For the biographical information for Messrs. Nutt and Healey, see "—Information Regarding the Directors/Nominees."

        Seth W. Brennan joined the Company in 1995 and in 2001 became an Executive Vice President, with responsibility for coordinating the Company's new investment activities. Prior to joining AMG, Mr. Brennan was a Financial Analyst in the Global Insurance Investment Banking Group at Morgan Stanley & Co. Incorporated and in the Financial Institutions Group at Wasserstein, Perella & Co. Mr. Brennan received a B.A. from Hamilton College.

        Darrell W. Crate joined the Company in 1998 as Senior Vice President and Chief Financial Officer and in 2001 became Executive Vice President and Chief Financial Officer. He also serves as the Company's Treasurer. Prior to joining AMG, Mr. Crate was a Managing Director in the Financial Institutions Group of Chase Manhattan Corporation focusing exclusively on investment management firms. Mr. Crate received an M.B.A. from Columbia Business School and a B.A. from Bates College.

        Nathaniel Dalton joined the Company in 1996 as a Senior Vice President and General Counsel and in 2001 became Executive Vice President and General Counsel, with responsibility for AMG's Affiliate Development efforts. He also serves as the Company's Secretary. Prior to joining AMG, Mr. Dalton was an attorney at Goodwin Procter LLP, focusing on mergers and acquisitions, including those in the asset management industry. Mr. Dalton received a J.D. from Boston University School of Law and a B.A. from the University of Pennsylvania.

Executive Compensation

        Summary Compensation Table.    The following table sets forth information concerning the compensation earned during the indicated periods by the Company's Chief Executive Officer and the Company's four (4) other most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2001 (collectively, the "Named Executive Officers").

		Annual Compensation		Long-Term Compensation Awards	All Other Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	Long-Term Deferred Compensation ($)	Other Compensation ($)
William J. Nutt Chairman and Chief Executive Officer	2001 2000 1999	625,000 600,000 550,000	1,525,000(1) 1,875,000(3) 1,300,000	165,000 140,000 140,000	— 2,005,435(4) 1,500,000(6)	159,602(2) 101,680(5) 28,300(7)
Sean M. Healey President and Chief Operating Officer	2001 2000 1999	500,000 475,000 425,000	1,300,000(1) 1,500,000(3) 1,000,000	145,000 120,000 120,000	— 1,586,957(4) 1,000,000(6)	122,045(2) 86,509(5) 28,300(7)
Seth W. Brennan Executive Vice President	2001 2000 1999	325,000 225,000 175,000	800,000(1) 750,000(3) 500,100	125,000 100,000 75,000	— 802,174(4) 600,000(6)	77,551(2) 79,506(5) 27,725(7)
Darrell W. Crate Executive Vice President, Chief Financial Officer and Treasurer	2001 2000 1999	325,000 300,000 250,000	800,000(1) 900,000(3) 700,000	125,000 100,000 150,000	— 965,217(4) 750,000(6)	88,654(2) 77,299(5) 28,300(7)
Nathaniel Dalton Executive Vice President, General Counsel and Secretary	2001 2000 1999	325,000 300,000 250,000	800,000(1) 900,000(3) 700,000	125,000 100,000 100,000	— 965,217(4) 750,000(6)	91,517(2) 80,601(5) 28,300(7)

(1)
Represents compensation by the Company under the Long Term Executive Incentive Plan approved by stockholders in May 2000.

(2)
Includes (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $17,000 on behalf of Messrs. Nutt, Healey, Brennan, Crate and Dalton; (ii) the dollar value of insurance premiums paid by the Company with respect to term life and long term disability insurance policies in the amount of $4,700 each on behalf of Messrs. Nutt, Healey, Crate and Dalton and $4,033 on behalf of Mr. Brennan; (iii) the dollar value of financial service benefits (and taxes thereon) paid by the Company in the amounts of $32,832, $25,335, $14,851, $15,164 and $18,026 on behalf of Messrs. Nutt, Healey, Brennan, Crate and Dalton, respectively; and (iv) profit distributions earned on Long-Term Deferred Compensation in the amounts of $105,070, $75,010, $41,668, $51,790 and $51,790 on behalf of Messrs. Nutt, Healey, Brennan, Crate and Dalton, respectively.

(3)
Includes (i) compensation by the Company under the Long Term Executive Incentive Plan approved by stockholders in May 2000, in the amounts of $1,494,000, $995,000, $330,000, $220,000 and $223,000 on behalf of Messrs. Nutt, Healey, Brennan, Crate and Dalton, respectively, and (ii) other performance-based compensation by the Company in the amounts of $381,000, $505,000, $420,000, $680,000 and $677,000 on behalf of Messrs. Nutt, Healey, Brennan, Crate and Dalton, respectively.

(4)
Represents contributions made by the Company under a non-qualified defined contribution plan (the "Defined Contribution Plan") established by the Company in 1999 to retain and to provide continuing incentives for its executive officers and officers. The contributions include (i) compensation by the Company under the Long Term Executive Incentive Plan in the amounts of $666,000, $805,000, $750,000, $860,000 and $857,000 on behalf of Messrs. Nutt, Healey, Brennan, Crate and Dalton, respectively; (ii) other performance-based compensation by the Company in the amounts of $1,209,000, $695,000, $40,000 and $43,000 on behalf of Messrs. Nutt, Healey, Crate and Dalton, respectively; and (iii) forfeitures in the amounts of $130,435, $86,957, $52,174, $65,217 and $65,217 on behalf of Messrs. Nutt, Healey, Crate and Dalton, respectively. The Company's contribution to the Defined Contribution Plan was invested in equal portions in shares of the Company's Common Stock and in investment vehicles managed by the Company's investment management affiliates. Contributions are distributable to each participant in 25% installments on each of the first four anniversaries of the contribution. Such vesting and distribution are subject to the participant satisfying certain conditions, among them that the participant has not resigned from the Company or been terminated for cause. Forfeited contributions remain in the Defined Contribution Plan and are reallocated to the remaining participants.

(5)
Includes (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $25,500 on behalf of Messrs. Nutt, Healey, Brennan, Crate and Dalton; (ii) forfeitures allocated under the Company's 401(k) Profit Sharing Plan in the amount of $1,677 on behalf of Messrs. Nutt, Healey, Brennan, Crate and Dalton; (iii) the dollar value of insurance premiums paid by the Company with respect to term life and long term disability insurance policies in the amount of $4,700 each on behalf of Messrs. Nutt, Healey, Crate and Dalton and $4,033 on behalf of Mr. Brennan; (iv) the dollar value of financial service benefits (and taxes thereon) paid by the Company in the amounts of $14,544, $17,793, $26,193, $17,793 and $21,095 on behalf of Messrs. Nutt, Healey, Brennan, Crate and Dalton, respectively; and (v) profit distributions earned on Long Term Deferred Compensation in the amounts of $55,259, $36,839, $22,103, $27,629 and $27,629 on behalf of Messrs. Nutt, Healey, Brennan, Crate and Dalton, respectively.

(6)
Represents contributions made by the Company in 1999 under the Defined Contribution Plan. The Company's contribution to the Defined Contribution Plan was invested in equal portions in shares of the Company's Common Stock and in investment vehicles managed by the Company's investment management affiliates. Contributions are distributable to each participant in 12.5% installments on the second and third anniversary of the contribution and in 37.5% installments (in each case based on contributions) on the fourth and fifth anniversary of the contribution. Such vesting and distribution is subject to the participant satisfying certain conditions, among them that the participant has not resigned from the Company or been terminated for cause. Forfeited contributions remain in the Defined Contribution Plan and are reallocated to the remaining participants.

(7)
Includes (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $24,000 on behalf of Messrs. Nutt, Healey, Brennan, Crate and Dalton; and (ii) the dollar value of insurance premiums paid by the Company with respect to term life and long term disability insurance policies for the benefit of the Named Executive Officers in the amount of $4,300 on behalf of each of Messrs. Nutt, Healey, Crate and Dalton and $3,725 on behalf of Mr. Brennan.

        Option Grants.    The following table sets forth the option grants made during 2001 to the Named Executive Officers.

Option Grants in 2001

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(1)
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year
			Exercise or Base Price ($/Share)			Expiration Date
							5%($)		10%($)
William J. Nutt	82,500 82,500	6.93% 6.93%	$ $	58.10 70.03	(2) (3)	7/24/08 12/19/08	$ $	1,951,334 2,352,013	$ $	4,547,438 5,481,189
Sean M. Healey	72,500 72,500	6.09% 6.09%	$ $	58.10 70.03	(2) (3)	7/24/08 12/19/08	$ $	1,714,809 2,066,920	$ $	3,996,234 4,816,803
Seth W. Brennan	62,500 62,500	5.25% 5.25%	$ $	58.10 70.03	(2) (3)	7/24/08 12/19/08	$ $	1,478,283 1,781,828	$ $	3,445,029 4,152,416
Darrell W. Crate	62,500 62,500	5.25% 5.25%	$ $	58.10 70.03	(2) (3)	7/24/08 12/19/08	$ $	1,478,283 1,781,828	$ $	3,445,029 4,152,416
Nathaniel Dalton	62,500 62,500	5.25% 5.25%	$ $	58.10 70.03	(2) (3)	7/24/08 12/19/08	$ $	1,478,283 1,781,828	$ $	3,445,029 4,152,416

(1)
Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of stock appreciation set by the Securities and Exchange Commission (the "SEC") of five percent and ten percent compounded annually from the date the respective options were granted. Actual gains, if any, are dependent on the performance of the Common Stock. There can be no assurance that the amounts reflected will be achieved.

(2)
These options become exercisable over four years, with 25% becoming exercisable on each of the four calendar year ends beginning in the year of the date of grant.

(3)
These options become exercisable over four years, with 25% becoming exercisable on each of the four calendar year ends beginning in the year following the date of grant.

        Option Exercises in Last Year and Year-End Option Holdings.    The following table sets forth information concerning Common Stock acquired on exercise of stock options during 2001, any value realized therein, the number of unexercised options at the end of 2001 (exercisable and unexercisable) and the value of stock options held at the end of 2001 by the Named Executive Officers. The "Value Realized" column reflects the difference between the market price on the date of exercise and the market price on the date of grant (which establishes the exercise price for the option) for all options exercised, even though the executive officers may have actually received fewer shares as a result of the surrender of shares to pay the exercise price, or the withholding of shares to cover the tax liability associated with the option exercise. Accordingly, in such cases the "Value Realized" numbers do not necessarily reflect what the executive officers might have received should the executive officers have chosen to sell the shares acquired by the option exercise, since the market price of the shares so acquired may at any time be higher or lower than the price on the exercise date of the option.

2001 Year-End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Year-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Year-End ($) Exercisable/Unexercisable (1)
William J. Nutt	—	$—	398,569/306,875	$15,395,984/$5,736,275
Sean M. Healey	—	$—	331,694/266,250	$12,668,422/$4,941,538
Seth W. Brennan	47,500	$1,414,855	85,000/210,000	$2,119,856/$3,494,581
Darrell W. Crate	47,500	$2,020,361	175,625/241,875	$5,527,506/$4,831,231
Nathaniel Dalton	46,400	$2,030,768	168,862/224,500	$5,419,116/$4,098,661

(1)
Based on $70.48 per share, the closing price of the Common Stock on the New York Stock Exchange ("NYSE") on December 31, 2001.

Stock Performance Graph

        The following graph provides a comparison of cumulative total stockholder return for the period from November 21, 1997 (the date of the initial public offering of the Company's Common Stock) through December 31, 2001, among the Company, the Standard & Poor's 500 Stock Index (the "S&P 500 Index"), an asset management industry composite index constructed and previously used by the Company (the "Old Peer Group Index") and an asset management industry composite index which adds to the Old Peer Group Index companies that recently made an initial public offering of their shares, but does not include companies which announced in 2001 that they would be acquired (the "New Peer Group Index"). The Old Peer Group Index includes BlackRock, Inc., Eaton Vance Corp., Federated Investors, Inc., Franklin Resources, Inc., Gabelli Asset Management Inc., John Nuveen & Co., Liberty Financial Companies, Inc., Neuberger Berman, LLC, Stilwell Financial, Inc., T. Rowe Price Associates, and Waddell and Reed Financial, Inc. Liberty Financial Companies, Inc. has been included in the Old Peer Group Index through the public announcement of its acquisition, which was on June 4, 2001, and has been excluded from the New Peer Group Index. The New Peer Group Index also includes W.P. Stewart & Co., Ltd., from the date of its initial public offering in December 2000. The stock performance graph assumes an investment of $100 in each of the Common Stock of the Company and the indices, and the reinvestment of any dividends. The historical information set forth below is not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURN*
AMONG THE COMPANY, THE S&P 500 INDEX,
AND PEER GROUPS

*
Based on $100 invested as of November 21, 1997 in each of the Common Stock of the Company and the Indices, including the reinvestment of dividends.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The Compensation Committee

        The Compensation Committee consists of Messrs. Lockwood and Meyerman and Dr. Rodriguez, each a non-employee director of the Company, with Mr. Lockwood serving as the Chairman of the Committee. The Compensation Committee is responsible for overseeing the Company's general compensation policies and establishing and reviewing the compensation plans applicable to the Company's executive officers. In that capacity, the Compensation Committee administers the Company's stock option and incentive plans, as well as the Long Term Executive Incentive Plan (the "Long Term Incentive Plan") approved by the stockholders of the Company at the 2000 Annual Meeting.

Compensation Policies

        The Compensation Committee structures its policies and programs to further two basic philosophies: first, that executive compensation should be closely aligned with increases in stockholder value as measured by growth in Cash earnings per share (as defined below); and second, that executive compensation should be designed to retain the services of key members of senior management of the Company. In keeping with these two philosophies, the Compensation Committee closely monitors the allocation of the Company's executives' compensation among its various components: base salary, bonus, stock and stock option grants, so as to maintain an appropriate balance between fixed and performance-based compensation. The Compensation Committee also sets the timing of payments within the bonus, stock and stock option categories so as to maintain an appropriate balance between current and deferred payments. Throughout these processes, the Compensation Committee is striving to create the optimum level of incentives to ensure that key executives remain with the Company and manage the Company's affairs with the goal of increasing value to stockholders.

Base Salary

        In determining base salary levels for the Company's executive officers, the Compensation Committee annually reviews the amounts of base compensation being paid to executive officers of other companies in the industry, including those comprising the New Peer Group Index set forth on page 10. The Compensation Committee intends that the base salary levels of the Company's executive officers be somewhat below the median level for executives in similar positions in comparable public companies in the industry. The Compensation Committee believes it is appropriate to target a base salary level that reflects the Compensation Committee's belief that total compensation should focus more on performance-based compensation. Based on the Compensation Committee's philosophy and the factors stated above, the Compensation Committee determined to maintain 2002 base salaries at the same level as base salaries in 2001, and to approve base salaries as follows: Mr. Nutt, $625,000; Mr. Healey, $500,000; and each of Messrs. Brennan, Crate and Dalton, $325,000.

Performance-based Compensation

        In determining the performance-based compensation levels for the Company's executive officers, the Compensation Committee considers the Company's earnings after interest expense and income taxes but before depreciation and amortization ("Cash earnings") per share to be the primary basis for measuring the performance of the Company. In 2000, the Company adopted the Long Term Incentive Plan, which was approved by stockholders in May 2000. The Long Term Incentive Plan was amended by the Board of Directors on April 12, 2002, subject to the approval of the stockholders of the Company at the 2002 Annual Meeting. Under the terms of the Long Term Incentive Plan, executives covered under the Long Term Incentive Plan are eligible to receive incentive compensation for any fiscal year in which the Company achieves certain Cash earnings per share targets established by the Compensation Committee within the first 90 days of the fiscal year. The Company's Cash earnings per share of $3.70 for 2001 exceeded the initial Cash earnings per share target established by the Compensation Committee for fiscal year 2001, resulting in the creation of the incentive pool pursuant to the pre-established formula under the Long Term Incentive Plan.

        In addition to Cash earnings per share, the Compensation Committee considers certain additional Company and individual performance factors to be important in determining the appropriate level of compensation for the Company's executive officers. Where appropriate, the Compensation Committee considers the performance of the Company's Common Stock, the performance of the Company (with respect to a number of financial measures) relative to other companies in its peer group and the performance of the Company relative to the financial markets generally, along with a broad assessment of qualitative management performance on both an individual and aggregate basis.

        Once the Compensation Committee has determined the total performance-based compensation to award each of the Company's executive officers, the Compensation Committee then addresses the form and timing of such payments. In general, the Compensation Committee believes that as performance- based compensation increases, the amounts of compensation, which are both awarded in Company Common Stock and deferred, should increase accordingly. In past years, the Compensation Committee had determined that significant portions of performance-based compensation be deferred. Given the substantially lower level of performance-based compensation in 2001, the Compensation Committee determined to pay all executive officer performance-based compensation on a current basis.

        The Compensation Committee's determinations of the performance-based compensation for each executive officer, and the form and timing of all payments, are described more fully in the Summary Compensation Table.

Stock Option Awards

        While recognizing that performance-based compensation provides rewards for positive short-term performance, the Compensation Committee believes that awards of stock options provide long-term incentive compensation to executive officers that is aligned directly with the achievement of enhanced shareholder value for stockholders through an appreciating stock price. The Compensation Committee intends to grant stock options annually on the basis of the Company's performance and individual contributions to that performance. In making its grants, the Compensation Committee considers the potential stock option grants in relationship to the current and deferred compensation to be paid in any particular year. While the Compensation Committee follows no particular formula, it believes that in years in which compensation is relatively lower, grants to executive officers should be relatively higher, and that grants should be somewhat lower in years in which compensation is relatively higher. Grants of stock options to executive officers, based on the Compensation Committee's review of the Company's performance and individual contributions to that performance for 2001, are described in the Option Grants in 2001 Table.

Compensation of the Chief Executive Officer

        In determining the annual and performance-based compensation levels for Mr. Nutt, the Company's Chairman and Chief Executive Officer, the Compensation Committee applies the same principles and methods applied to other executive officers. On that basis, and based upon its assessment of Mr. Nutt's contributions relative to other senior managers of the Company, the Compensation Committee determined Mr. Nutt's overall compensation to be appropriate.

Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit on the tax deduction for compensation in excess of $1 million paid to any "covered employees" of a publicly held corporation (generally the corporation's chief executive officer and its next four most highly compensated executive officers in the year that the compensation is paid). At the 2000 Annual Meeting, the stockholders of the Company approved the Long Term Incentive Plan which permits performance compensation paid thereunder to such covered employees to be deductible by the Company. In implementing its compensation policies, the Committee considered the effects of the adoption of the Long Term Incentive Plan and the opportunities it afforded to preserve the tax deductibility of compensation to executive officers. The Compensation Committee's policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted while simultaneously providing the Company's executive officers with appropriate rewards for their performance.

  STEPHEN J. LOCKWOOD
  HAROLD J. MEYERMAN
  RITA M. RODRIGUEZ

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

        The Company's executive compensation is determined by the Compensation Committee of the Board of Directors, which currently consists of Messrs. Lockwood and Meyerman and Dr. Rodriguez.

CERTAIN TRANSACTIONS

        During 2001, the Company retained Goodwin Procter LLP for certain legal services. Richard E. Floor, a director of the Company, is the sole shareholder of Richard E. Floor, P.C., which is a partner in Goodwin Procter LLP.

        In August 1995, the Skyline Funds, for which Skyline Asset Management, L.P. (one of the investment management firms in which the Company holds a majority interest) provides investment advisory services, retained Funds Distributor, Inc. as a distributor of shares of the Skyline Funds. During a portion of 2001, Mr. Nutt was Chairman of Funds Distributor, Inc., and the Chairman and Chief Executive Officer and majority stockholder of its parent, Boston Institutional Group, Inc. In April 2001, Mr. Nutt sold his interests in Boston Institutional Group, Inc. and resigned from his positions with each company. During 2001, the Skyline Funds paid Funds Distributor, Inc. approximately $65,413.

        In years prior to 2001, as part of a loan program for participating executive officers and officers, the Company made loans to each of the executive officers. During 2001 and as of March 31, 2002 the principal amounts outstanding on such loans were the following: William J. Nutt ($900,000), Sean M. Healey ($1,000,000), Seth W. Brennan ($315,000), Darrell W. Crate ($1,000,000) and Nathaniel Dalton ($800,000). Each loan has a 30-year maturity (but accelerates upon termination of employment) and is secured by real property. The rate of interest accrued on each loan is the lesser of 6.25% or the Applicable Federal Rate.

PROPOSAL 2: APPROVAL OF THE AMENDMENT AND RESTATEMENT
OF THE COMPANY'S 1997 STOCK OPTION AND INCENTIVE PLAN

Introduction

        On April 12, 2002, the Board of Directors adopted, subject to stockholder approval at the Annual Meeting, the 1997 Plan Amendment pursuant to which the following changes would be made to the 1997 Plan:

  •
  The number of shares of Common Stock reserved for issuance under the 1997 Plan would be increased from 4,550,000 to 5,250,000.

  •
  The 1997 Plan would no longer permit the issuance of shares under the Plan other than pursuant to stock options and would restrict the ability of the Company to cancel and re-grant stock options under the 1997 Plan at a lower exercise price.

Reasons for the 1997 Plan Amendment

        The Board of Directors believes that the Company's growth and long-term success depend in large part upon retaining and motivating key personnel and that such retention and motivation can be achieved in part through grants under the 1997 Plan. The Board of Directors also believes that stock options can play an important role in the success of the Company by encouraging and enabling the officers and other employees of the Company, upon whose judgment, initiative and efforts the Company depends for sustained growth and profitability, to acquire a proprietary interest in the long-term performance of the Company. The Board of Directors anticipates that providing such persons with a direct stake in the Company will ensure a closer alignment of the interests of the participants in the 1997 Plan with those of the Company, thereby stimulating the efforts of such participants to promote the Company's future success and strengthen their desire to remain with the Company.

        The Board of Directors believes that the remaining number of shares of Common Stock reserved for issuance under the 1997 Plan is not sufficient for future granting needs. Under the 1997 Plan, there are currently 522,524 shares of Common Stock remaining for issuance. As of April 12, 2002, there were outstanding options to purchase 3,388,631 shares of Common Stock, each with a weighted average exercise price of $46.67 and a weighted average remaining life of 7.1 years. These figures give effect to all stock option activity (including the grant of options to purchase 37,500 shares of Common Stock and the exercise of options to purchase 60,277 shares of Common Stock) through April 12, 2002.

        The Board of Directors believes that increasing the number of shares issuable under the 1997 Plan will help the Company accomplish the goals described above and will keep the Company's equity incentive compensation in line with that of its competitors. Accordingly, the Board of Directors has voted, subject to shareholder approval, to increase the number of shares of Common Stock available under the 1997 Plan by 700,000 shares.

        The 1997 Plan Amendment also eliminates the ability of the Company to grant shares of Common Stock under the 1997 Plan except pursuant to stock options. If stockholders approve the 1997 Plan Amendment, the 1997 Plan will reflect the Board's interest to grant shares of Common Stock pursuant only to stock options. In the future, grants of shares of Common Stock other than pursuant to stock options, if any, may be made pursuant to other incentive plans, which may not require stockholder approval. No other incentive plans currently provide for grants of shares of Common Stock. In addition, the 1997 Plan Amendment would require additional stockholder approval to cancel and re-grant outstanding awards at a lower exercise price.

        The affirmative vote of a majority of the shares of Common Stock cast at the meeting at which a quorum is present is required for approval of the 1997 Plan Amendment. For this purpose, abstentions will have the effect of votes cast against the 1997 Plan Amendment and broker non-votes will not be considered votes cast.

RECOMMENDATION

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 1997 PLAN.

Summary of the 1997 Plan

        If stockholders approve the 1997 Plan Amendment, the 1997 Plan will have the following features. This description is intended only as a summary and does not describe all provisions of the 1997 Plan.

        Introduction.    The 1997 Plan was adopted by the Board of Directors in October 1997 and was subsequently approved by the Company's stockholders. The 1997 Plan was amended and restated in May 1999 and in May 2001 following approval by the Board of Directors and subsequent approval by the Company's stockholders. Giving effect to the 1997 Plan Amendment, the 1997 Plan permits (i) the grant of options to purchase shares of Common Stock intended to qualify as incentive stock options ("Incentive Options") under the Internal Revenue Code of 1986, as amended (the "Code") and (ii) the grant of options that do not so qualify ("Non-Qualified Options"). These grants may be made to officers and other employees, directors, advisors, consultants and other key persons of the Company and its subsidiaries. Options with respect to no more than 700,000 shares of Common Stock may be granted to any one individual in any calendar year. The term of each option may not exceed seven years.

        If adopted, the 1997 Plan Amendment will increase the number of shares of Common Stock authorized and reserved for issuance from 4,550,000 to 5,250,000.

        Plan Administration; Eligibility.    If the 1997 Plan is administered by the Compensation Committee, then all members of the Compensation Committee must be "non-employee directors" as that term is defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" as defined in Section 162(m) of the Code and the regulations promulgated thereunder. The Administrator has full power to select, from among the employees and other persons eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 1997 Plan.

        Persons eligible to participate in the 1997 Plan are those officers, employees and other key persons, such as consultants and advisors, of the Company and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its subsidiaries, as selected from time to time by the Administrator. Non-employee directors are also eligible for certain awards under the 1997 Plan.

        Stock Options.    The 1997 Plan permits the granting of (i) Incentive Options and (ii) Non-Qualified Options. Only employees of the Company and its subsidiaries may be granted Incentive Options. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the Common Stock on the date of grant. An employee participating in the 1997 Plan may, however, elect, with the consent of the Administrator, to receive discounted Non-Qualified Options in lieu of cash bonuses, to the extent such discount does not (in the aggregate) exceed the amount of such employee's cash bonus. In the case of such grants, the option exercise price may be less than 100% of the fair market value of the Common Stock on the date of grant. The term of each option may not exceed seven years.

        Stock Options Granted to Non-Employee Directors.    The 1997 Plan contemplates the grant of a Non-Qualified Option to each additional non-employee director upon his or her initial election to the

Board of Directors. The exercise price of each such Non-Qualified Option is the fair market value of the Common Stock on the date of grant, and each such grant is subject to vesting requirements as determined by the Administrator. The Administrator may also grant additional Non-Qualified Options to non-employee directors. The term of each option may not exceed seven years.

        Tax Withholding.    Participants under the 1997 Plan are responsible for the payment of any federal, state or local taxes which the Company may be required by law to withhold upon any option exercise or vesting of other awards. Participants may elect to have the minimum tax withholding obligations satisfied either by authorizing the Company to withhold shares of Common Stock to be issued pursuant to an option exercise or other award, or by transferring to the Company shares of Common Stock having a value equal to the amount of such taxes.

        Amendments and Termination.    Currently, the Board of Directors may at any time amend or discontinue the 1997 Plan and the Administrator may at any time amend or cancel outstanding awards for the purpose of satisfying changes in the law or for any other lawful purpose. No such action may be taken, however, which adversely affects any rights under outstanding awards without the holder's consent, and prior stockholder approval is required to lower the exercise price of an outstanding grant or to cancel and re-grant awards at a lower exercise price. Further, amendments to the 1997 Plan are subject to approval by the Company's stockholders if and to the extent required by the Code to preserve the qualified status of Incentive Options or to preserve tax deductibility of compensation earned under stock options.

        Change in Control Provisions.    The 1997 Plan provides that in the event of a sale of all or substantially all of the assets or Common Stock of the Company, a merger or consolidation which results in a change in control of the Company or the liquidation or dissolution of the Company (a "Change in Control"), all stock options shall automatically become fully exercisable. In addition, at any time prior to or after a Change of Control, the Administrator may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

        New 1997 Plan Benefits.    No grants have been made with respect to the additional shares of Common Stock which would be reserved for issuance if the 1997 Plan Amendment is approved by stockholders. The number of shares of Common Stock that may be granted to executive officers and non-executive officers is indeterminable at this time.

Tax Aspects Under the U.S. Internal Revenue Code

        The following is a summary of the principal federal income tax consequences of transactions under the 1997 Plan. It does not describe all federal tax consequences under the 1997 Plan, nor does it describe state or local tax consequences.

        Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an Incentive Option. If shares of Common Stock issued to an optionee pursuant to the exercise of an Incentive Option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) there will be no deduction for the Company for federal income tax purposes. The exercise of an Incentive Option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

        If shares of Common Stock acquired upon the exercise of an Incentive Option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition"), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) the

Company will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the Incentive Option is paid by tendering shares of Common Stock.

        If an Incentive Option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a Non-Qualified Option. Generally, an Incentive Option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

        Non-Qualified Options.    With respect to Non-Qualified Options under the 1997 Plan, no income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock on the date of exercise, and the Company receives a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the Non-Qualified Option is paid by tendering shares of Common Stock.

        Parachute Payments.    The vesting of any portion of any option or other award that is accelerated due to the occurrence of a Change of Control may cause a portion of the payments with respect to such accelerated awards to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

        Limitation on Company's Deductions.    As a result of Section 162(m) of the Code, the Company's deduction for certain awards under the 1997 Plan may be limited to the extent that a Covered Employee receives compensation in excess of $1 million in such taxable year of the Company (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code).

PROPOSAL 3: APPROVAL OF THE AMENDMENT
OF THE COMPANY'S LONG TERM EXECUTIVE INCENTIVE PLAN

Introduction

        In 2000, the Board of Directors adopted and the stockholders approved a Long Term Executive Incentive Plan ("Long Term Incentive Plan"), which is intended to provide compensation incentives for executive officers within a framework which aligns executive incentive compensation with increases in stockholder value and provides a structure which permits deferral of incentive compensation to retain key employees, while assuring that awards of incentive payments to executive officers from the performance pool to be established under the Long Term Incentive Plan each year constitute "performance-based compensation" under Section 162(m) of the Code. Under the terms of the Long Term Incentive Plan, within the first 90 days of the Company's fiscal year the Compensation Committee establishes a target level of Base Cash Earnings per Share for that fiscal year. No incentive payments are made under the Long Term Incentive Plan for that fiscal year unless the target level of Base Cash Earnings per Share is met for the fiscal year. As currently defined under the Long Term Incentive Plan, the term "Base Cash Net Income" means the Company's earnings after interest expense and income taxes but before depreciation and amortization and extraordinary items ("Cash Net Income"), reduced by the after-tax impact of certain performance fee revenues as determined by the Compensation Committee. "Base Cash Earnings per Share" is defined as Base Cash Net Income on a per share basis.

        On April 12, 2002, the Board of Directors adopted, subject to stockholder approval at the Annual Meeting, an amendment of the Long Term Incentive Plan, pursuant to which the definition of "Cash Net Income" will be changed as follows (with the change indicated in bold italics):

          "Cash Net Income" for any fiscal year shall mean the Company's earnings after interest expense and income taxes, but before depreciation, amortization, deferred taxes and extraordinary items, as determined in accordance with generally accepted accounting principles for such fiscal year."

        Except for this amendment, which would be effective for the fiscal year ending December 31, 2002, the Long Term Incentive Plan would remain unchanged.

Reasons for the Long Term Incentive Plan Amendment

        The Board of Directors believes that amending the Long Term Incentive Plan to modify the definition of Cash Net Income to include deferred taxes in the amounts added back to the Company's earnings is appropriate in light of the impact of Financial Accounting Standard No. 142 ("FAS 142"), issued by the Financial Accounting Standards Board, which became fully effective on January 1, 2002. Prior to this change, deferred tax expenses were accrued because intangible assets were amortized over different periods for financial reporting and income tax purposes (since the Company structures its investments as taxable transactions, and the Company's cash taxes are reduced by amortization deductions over the periods prescribed by the Code). While FAS 142 eliminated the amortization of goodwill and certain other intangible assets, it continues to require the accrual of deferred tax expenses for these assets. However, because under FAS 142 this deferred tax accrual would reverse only in the event of a future sale or impairment of one of the Company's affiliates, the Company believes deferred tax accruals should be added back in calculating the "cash net income" figure, which the Company includes as supplemental financial information in its public reports. For the same reasons, the Board of Directors believes that it is appropriate to make an identical change in the calculation of "Cash Net Income" for purposes of the Long Term Incentive Plan.

        The Board of Directors believes that, as amended, the Long Term Incentive Plan will continue to advance the interests of the Company and its stockholders by enabling the Company to align the long-term financial incentives of its executive officers with increases in stockholder value. Accordingly, the Board of Directors has voted, subject to stockholder approval, to amend the Long Term Incentive Plan to amend the definition of Cash Net Income in the manner described above. If stockholders do not approve the amendment, the Long Term Incentive Plan will continue in effect with the current definition of "Cash Net Income." The Board intends that the Incentive Plan Amendment (or, alternatively, its non-approval) would not affect the amount of compensation paid to the executive officers, but the non-approval of the Incentive Plan Amendment may result in the Company making other forms of incentive payments to its senior executives, which may not be deductible by the Company.

        Section 162(m) of the Code generally would disallow the Company a federal tax deduction for compensation in excess of $1 million paid in any fiscal year to any executive officer included in the Summary Compensation Table. This limitation on deductibility does not apply to payments of "performance-based compensation." Awards of incentive payments to executive officers under the Long Term Incentive Plan are designed to constitute "performance-based compensation." Although the Compensation Committee generally has the right to amend the Long Term Incentive Plan, any amendment that would (i) change the maximum award that might be payable to any eligible executive under the Long Term Incentive Plan, or (ii) establish a performance target other than Base Cash Earnings per Share would be subject to stockholder approval in order for the awards of incentive payments to eligible employees to continue to constitute "performance-based compensation" under Section 162(m) the Code. Because the Incentive Plan Amendment may be viewed as establishing a different performance target, the Board decided to submit it for approval by the stockholders to insure that payments under the Long Term Incentive Plan will continue to be fully deductible by the Company.

        The affirmative vote of a majority of the shares of Common Stock cast at the meeting at which a quorum is present is required for approval of the Incentive Plan Amendment. For this purpose, abstentions will have the effect of votes cast against the Incentive Plan Amendment and broker non-votes will not be considered votes cast.

RECOMMENDATION

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE LONG TERM INCENTIVE PLAN.

Summary of the Long Term Incentive Plan

        The Long Term Incentive Plan is administered by the members of the Compensation Committee who are not officers of the Company. The Compensation Committee is composed of "non-employee directors" as that term is defined under Rule 16b-3 promulgated under the Exchange Act, and "outside directors" as defined in Section 162(m) of the Code and the regulations promulgated thereunder. The Long Term Incentive Plan defines eligible employees as all executive officers of the Company designated by the Compensation Committee.

        Within the first 90 days of the Company's fiscal year, the Compensation Committee establishes a target level of Base Cash Net Income on a per share basis. The target amount is adjusted to reflect stock splits, reverse stock splits, stock dividends and other changes in the Company's capital structure. During the same 90-day period, the Compensation Committee adopts a formula to determine the size of the performance pool under the Long Term Incentive Plan if the target level of Base Cash Earnings per Share is met. At the same time, the Compensation Committee also determines which eligible employees will participate in the plan for the year. The maximum amount that is payable under the Long Term Incentive Plan for any fiscal year to any one eligible employee cannot exceed three percent of the Company's Pre-Tax Cash Net Income. The term "Pre-Tax Cash Net Income" is defined as Cash Net Income plus consolidated income tax expense for such fiscal year.

        At the end of each fiscal year after the audit by the Company's independent accountants of the Company's financial results for the year, the Compensation Committee certifies in writing whether the target amount of Base Cash Earnings per Share has been met. If the target amount is met for such fiscal year, the Compensation Committee uses its pre-established formula to determine the size of the performance pool. In addition, the Compensation Committee has full discretion to reduce the size of the performance pool and/or to reduce the amount of incentive payments payable to any eligible employee. An eligible employee whose employment terminates prior to the last day of the fiscal year is not awarded any incentive payment from the performance pool.

        Awards may be made in cash or shares of Common Stock of the Company, as determined by the Compensation Committee. Currently the Long Term Incentive Plan provides that shares awarded shall be issued from the 1997 Plan. The Board of Directors has adopted an amendment to the 1997 Plan that eliminates the Company's ability to grant shares of Common Stock other than pursuant to stock options, which 1997 Plan Amendment will be effective if and when stockholders approve it as described in Proposal 2 hereof. Assuming that the 1997 Plan Amendment becomes effective, the Compensation Committee intends to amend further the Long Term Incentive Plan such that shares of Common Stock issued under the Plan may come from any other appropriate sources (pursuant to its ability under the Plan to make such amendments as noted below).

        The Compensation Committee also intends that portions of each award made under the Long Term Incentive Plan (whether cash or Common Stock) shall be deferred and subject to additional time-based vesting. During the period of such deferral, it is the further intent of the Compensation Committee that portions of the deferred awards be set aside in trust and invested in Common Stock and investment products managed by the Company's affiliates.

        The Compensation Committee has the right to amend the Long Term Incentive Plan. Any amendment that would (i) change the maximum award that might be payable to any eligible employee, or (ii) establish a performance target other than Base Cash Earnings per Share would be subject to stockholder approval in order for the awards of incentive payments to eligible employees from the performance pool to constitute "performance-based" compensation under Section 162(m) of the Code and thus be deductible by the Company. The Compensation Committee may also repeal the Long Term Incentive Plan or direct the discontinuance of awards on a temporary or permanent basis.

        There are currently five executive officers who would be eligible for awards under the Long Term Incentive Plan for 2002. Since awards to be granted under the Long Term Incentive Plan, if any, will be premised upon the achievement of certain performance objectives, and since at all times the grant of such awards may be reduced at the discretion of the Compensation Committee, such grants cannot be ascertained at this time. From time to time, other incentive compensation plans may be established under which executive officers may receive awards at the discretion of the Compensation Committee. These plans may not require stockholder approval.

AUDIT COMMITTEE REPORT

        The Audit Committee consists of Messrs. Lockwood and Weld and Dr. Rodriguez, each a non-employee director of the Company, with Dr. Rodriguez serving as the Chairman of the Committee. The Audit Committee's purpose is to assist the Board of Directors in oversight of the Company's internal controls and financial statements and the audit process. The Board of Directors has determined in its business judgment that all members of the Committee are "independent" as is required by the listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was re-approved by the Board of Directors on April 12, 2002.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

        In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has also considered whether the provision of information technology consulting services relating to financial information systems design and implementation (if any) and other non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence.

        Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Committee referred to below and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that PricewaterhouseCoopers LLP is in fact "independent."

  STEPHEN J. LOCKWOOD
  RITA M. RODRIGUEZ
  WILLIAM F. WELD

PRICEWATERHOUSECOOPERS LLP FEES

Audit Fees

        The aggregate fees for professional services rendered by PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") for the audit of AMG's financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $629,750.

Financial Information Systems Design and Implementation Fees

        PricewaterhouseCoopers rendered no professional services to AMG for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

All Other Fees

        The aggregate fees for services rendered by PricewaterhouseCoopers to the Company for the fiscal year ended December 31, 2001, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," were approximately $1.9 million. These fees included (i) approximately $700,000 for audit-related services, such as issuances of consents and comfort letters, review of SEC filings, research assistance, audit of a significant acquiree under Exchange Act Rule 3-05, and issuance of AIMR performance verification reports; (ii) approximately $1.1 million for income tax compliance and related tax services; and (iii) approximately $100,000 for regulatory compliance reviews at certain of the Company's affiliates.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

        The following table sets forth as of March 1, 2002 (in the case of executive officers and directors) and December 31, 2001 (in the case of beneficial owners of more than 5% of the Common Stock), certain information regarding the beneficial ownership of Common Stock by (i) each person or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each executive officer of the Company, (iii) each director and nominee and (iv) all directors and executive officers as a group (10 persons). Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to community property laws, where applicable.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned		Percent of Common Stock (2)
Liberty Wanger Asset Management, L.P	1,340,000	(3)	6.03%
Stephen F. Mandel, Jr.	1,198,900	(4)	5.39%
American Century Investment Management, Inc.	1,134,834	(5)	5.11%
William J. Nutt	645,976	(6)	2.86%
Sean M. Healey	408,482	(7)	1.81%
Seth W. Brennan	111,894	(8)	*
Darrell W. Crate	173,967	(9)	*
Nathaniel Dalton	198,036	(10)	*
Richard E. Floor	41,905	(11)	*
Stephen J. Lockwood	11,405	(12)	*
Harold J. Meyerman	12,655	(13)	*
Rita M. Rodriguez	10,780	(14)	*
William F. Weld	2,655	(15)	*
All directors and executive officers as a group (10 persons)	1,617,755	(16)	6.91%

*
Less than 1%

(1)
Unless otherwise indicated, the mailing address for each stockholder, officer and director is c/o AMG, 600 Hale Street, Prides Crossing, Massachusetts 01965.

(2)
In computing the number of shares of Common Stock beneficially owned by a person, shares of Common Stock subject to options and warrants held by that person that are currently exercisable or that become exercisable within 60 days of March 1, 2002 are deemed outstanding. For purposes of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, such shares of stock subject to options or warrants that are currently exercisable or that become exercisable within 60 days of March 1, 2002 are deemed to be outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person. As of March 1, 2002, a total of 23,672,914 shares of Common Stock were either outstanding or subject to options, warrants or other convertible securities that are exercisable or that will become exercisable within 60 days.

(3)
Information regarding Liberty Wanger Asset Management, L.P. ("WAM") is based solely on a Schedule 13G filed by WAM with the SEC on February 14, 2002. The 1,340,000 shares reported by WAM represents shares beneficially owned by WAM Acquisition GP, Inc., the General Partner of WAM. The address of WAM is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(4)
Information regarding Stephen F. Mandel, Jr. is based solely on a Schedule 13G/A filed by Mr. Mandel with the SEC on February 14, 2002. The 1,198,990 shares reported by Mr. Mandel includes: (a) 217,008 shares of Common Stock beneficially owned by Lone Pine Associates LLC, of which (i) 43,162 shares of Common Stock are beneficially owned by Lone Spruce, L.P. ("Lone Spruce"); (ii) 94,717 shares of Common Stock are beneficially owned by Lone Balsam, L.P. ("Lone Balsam"); and (iii) 79,129 shares of Common Stock are beneficially owned by Lone Sequoia, L.P. ("Lone Sequoia") and (b) 981,892 shares of Common Stock beneficially owned by Lone Pine Capital LLC. Lone Pine Associates LLC is the General Partner of Lone Spruce, Lone Sequoia and Lone Balsam, and has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of shares. Mr. Mandel is the Managing Member of Lone Pine Associates LLC and in that capacity directs its operations. Lone Cypress, a client of Lone Pine Capital LLC of which Mr. Mandel is the Managing Member, has the power to direct the receipt of dividends from or the proceeds of the sale of shares. The address of Stephen F. Mandel, Jr. is c/o Lone Pine Capital LLC, Two Greenwich Plaza, Greenwich, Connecticut 06830.

(5)
Information regarding American Century Investment Management, Inc. ("American Century") is based solely on a Schedule 13G filed by American Century with the SEC on February 8, 2002. The address of American Century is 4500 Main Street, P.O. Box 418210, Kansas City, Missouri 64141-9210.

(6)
Includes (i) 398,569 shares of Common Stock subject to options exercisable within 60 days, and (ii) 28,901 shares held in trust pursuant to a non-qualified defined contribution plan and subject to vesting and distributable in equal installments on each of January 1, 2003, January 1, 2004 and January 1, 2005. Excludes 306,875 shares subject to unvested options.

(7)
Includes (i) 331,694 shares of Common Stock subject to options exercisable within 60 days, and (ii) 20,894 shares held in trust pursuant to a non-qualified defined contribution plan and subject to vesting and distributable in equal installments on each of January 1, 2003, January 1, 2004 and January 1, 2005. Excludes 266,250 shares subject to unvested options.

(8)
Includes (i) 85,000 shares of Common Stock subject to options exercisable with 60 days, and (ii) 11,559 shares held in trust pursuant to a non-qualified defined contribution plan and subject to vesting and distributable in equal installments on each of January 1, 2003, January 1, 2004 and January 1, 2005. Excludes 210,000 shares subject to unvested options.

(9)
Includes (i) 155,625 shares of Common Stock subject to options exercisable within 60 days, and (ii) 14,205 shares held in trust pursuant to a non-qualified defined contribution plan and subject to vesting and distributable in equal installments on each of January 1, 2003, January 1, 2004 and January 1, 2005. Excludes 241,875 shares subject to unvested options.

(10)
Includes (i) 168,862 shares of Common Stock subject to options exercisable within 60 days, and (ii) 14,205 shares held in trust pursuant to a non-qualified defined contribution plan and subject to vesting and distributable in equal installments on each of January 1, 2003, January 1, 2004 and January 1, 2005. Excludes 224,500 shares subject to unvested options.

(11)
Includes 11,405 shares of Common Stock subject to options exercisable within 60 days. Excludes 18,595 shares subject to unvested options.

(12)
Represents 11,405 shares of Common Stock subject to options exercisable within 60 days. Excludes 18,595 shares subject to unvested options.

(13)
Includes 10,155 shares of Common Stock subject to options exercisable within 60 days. Excludes 14,845 shares subject to unvested options.

(14)
Represents 10,780 shares of Common Stock subject to options exercisable within 60 days. Excludes 19,220 shares subject to unvested options.

(15)
Represents 2,655 shares of Common Stock subject to options exercisable within 60 days. Excludes 14,845 shares subject to unvested options.

(16)
Includes 1,186,150 shares of Common Stock subject to options exercisable within 60 days, and (ii) 89,764 shares held in trust pursuant to a non-qualified defined contribution plan and subject to vesting and distributable in equal installments on each of January 1, 2003, January 1, 2004 and January 1, 2005.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports provided to the Company and written representations from certain reporting persons that no other reports were required during, or with respect to, 2001, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been satisfied.

Independent Public Accountants

        As discussed in the Audit Committee Report, the accounting firm of PricewaterhouseCoopers LLP served as the Company's independent public accountants during 2001 and is expected to continue to do so for fiscal year 2002. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will be given an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Expenses of Solicitation

        The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation of stockholders at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by mail, telephone, telegraph or other electronic means by one or more employees of the Company. The Company also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of Common Stock.

Stockholder Proposals

        Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before December 25, 2002 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

        Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company's 2003 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of the Company no earlier than February 5, 2003, nor later than March 22, 2003, together with all supporting documentation required by the By-laws.

Other Matters

        The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 2001 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 1, 2002, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO NATHANIEL DALTON, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AFFILIATED MANAGERS GROUP, INC., 600 HALE STREET, PRIDES CROSSING, MASSACHUSETTS 01965.

        REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SUBMIT A PROXY BY PHONE, BY INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

AFFILIATED MANAGERS GROUP, INC.

600 Hale Street, Prides Crossing, Massachusetts 01965

Proxy for Common Stock

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints William J. Nutt, Sean M. Healey and Nathaniel Dalton, and each of them, proxies with full power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Affiliated Managers Group, Inc. (the "Company"), to be held at the offices of Goodwin Procter LLP at Exchange Place, 53 State Street, Boston, Massachusetts 02109 on Tuesday, June 4, 2002 at 9:00 a.m., Boston time, and at any adjournments or postponements thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting and any adjournments or postponements thereof. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and the 2001 Annual Report to Stockholders.

CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE

☒ Please mark your votes as indicated in this example

1.	Proposal to elect Messrs. William J. Nutt, Sean M. Healey, Richard E. Floor, Stephen J. Lockwood, Harold J. Meyerman and William F. Weld and Dr. Rita M. Rodriguez as directors of the Company, each for a one-year term to continue until the 2003 Annual Meeting of Stockholders and until the successor of each is duly elected and qualified.
	☐	FOR all nominees listed to the left (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed to the left
(INSTRUCTION: To withhold authority for any individual nominee, write the nominee's name on the space below.)

2.	Proposal to approve the amendment and restatement of the Company's 1997 Stock Option and Incentive Plan.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Proposal to approve the amendment of the Company's Long Term Executive Incentive Plan.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
4.	To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, the undersigned's vote will be cast "FOR" each of the nominees for director of the Company named in the accompanying Proxy Statement, "FOR" the proposal to approve the amendment and restatement of the Company's 1997 Stock Option and Incentive Plan and "FOR" the proposal to approve the amendment of the Company's Long Term Executive Incentive Plan. The undersigned's votes will be cast in accordance with the proxies' discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof. PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

For joint accounts, each owner should sign. Executors, administrators, trustees, corporate officers and others acting in a representative capacity should give full title or authority.	Signature:	Date
	Signature:	Date

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 4:00 p.m. Eastern time the business day prior to the annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/amg		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.